Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”) is made and entered into as of December 19, 2016, by and among Benchmark Electronics, Inc. (the “Company”), Engaged Capital, LLC (“Engaged”) and each of the other related Persons (as defined below) set forth on the signature pages hereto (collectively with Engaged, the “Engaged Group”).  The Engaged Group and each of their Affiliates (as defined below) and Associates (as defined below) are collectively referred to as the “Investors”.  The Company and the Investors are referred to herein as the “Parties”.

RECITALS

WHEREAS, the Engaged Group Beneficially Owns (as defined below) shares of common stock, par value $0.10 per share, of the Company (the “Common Stock”) totaling, in the aggregate, 2,428,221 shares, or approximately 4.97%, of the Common Stock issued and outstanding on the date hereof; and

WHEREAS, the Company and the Investors have determined to come to an agreement with respect to certain matters as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.  Board Matters.  (a)  Within fifteen (15) days following the occurrence of a Triggering Event (as defined below), Engaged shall have the right to request that the Board of Directors of the Company (the “Board”) elect an additional director to the Board.  Upon receipt of such request, the Board shall work in good faith and act in a manner consistent with its fiduciary duties to identify a proposed director nominee that is mutually acceptable to the Board and Engaged (the “Proposed Nominee”).  Any person selected as the Proposed Nominee shall be independent of each of the Company and the Engaged Group and its Affiliates and Associates, including the Board being able to determine that the Proposed Nominee qualifies as “independent” under the New York Stock Exchange listing standards, and shall satisfy each of the other criteria and requirements set forth in Section 1(c) hereof.

(b)  The Company agrees that if the Proposed Nominee (including any substitute person recommended pursuant to this Section 1(b)) is (i) unable to serve as a director, resigns as a director or is removed as a director without cause prior to the end of the Restricted Period (as defined below) and (ii) at that time the Engaged Group collectively Beneficially Owns at least the Minimum Interest (as defined below), then the Company and Engaged shall follow the procedures set forth in Section 1(a) hereof to select a replacement Proposed Nominee.

(c)  Each of the Parties acknowledges that the Proposed Nominee (and each substitute person recommended pursuant to Section 1(b) hereof) shall be required to:  (i) comply with the Company’s Code of Conduct and Corporate Governance Guidelines, including all policies, procedures, processes, codes, rules, standards and guidelines applicable to members of the Board, including all applicable conflict of interest, confidentiality, stock ownership, insider trading and corporate governance policies, guidelines and manuals of the Company; (ii) not enter into any agreement, arrangement or understanding with any person (x) other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Company, (y) concerning how such Proposed Nominee, if elected as a director of the Company, will act or vote on any issue or question or (z) that could limit or interfere with such Proposed Nominee’s ability to comply, if elected as a director of the Company, with such Proposed Nominee’s fiduciary duties under applicable law; (iii) keep confidential any and all information concerning or relating to the Company or any of its Affiliates or Associates, together with any notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof containing, referring to, relating to, based upon or derived from such information, in whole or in part and not disclose to any third parties discussions or matters considered in meetings of the Board or Board committees; and (iv) complete the Company’s standard director and officer questionnaire and other reasonable and customary director documentation required by the Company in connection with the election of Board members.  Upon election to the Board, the Proposed Nominee will be subject to the same protections and obligations, and shall have the same rights and benefits, as are applicable to all other directors of the Company.

(d)  Notwithstanding anything to the contrary in this Agreement, the Company’s and the Engaged Group’s respective obligations under this Section 1 shall permanently cease upon the earliest to occur of (i) the expiration of the Restricted Period, (ii) the Engaged Group ceasing to Beneficially Own at least four percent (4.0%) (the “Minimum Interest”) of the outstanding Voting Securities (as defined below) and (iii) the other Party materially breaching any of its obligations under this Agreement; provided, however, if a Proposed Nominee is serving as a director at the time of termination of this Agreement nothing in this Agreement shall be interpreted to mean that such Proposed Nominee is required to tender their resignation prior to the expiration of his or her term as director.

2.  Standstill.  (a)  For the purposes of this Agreement, the “Restricted Period” shall mean the period from and after the date of this Agreement until the day that is thirty (30) days prior to the deadline for shareholder nominations of directors for election at the Company’s 2018 annual meeting of shareholders.

(b)  During the Restricted Period, none of the Investors shall, directly or indirectly, and each Investor agrees and shall cause each of its Affiliates and Associates not to, directly or indirectly, with respect to the Company (it being understood that the foregoing shall not restrict the Proposed Nominee from taking any action in his or her capacity as a director in a manner consistent with his or her fiduciary duties to the Company):

(i)  solicit proxies or written consents of shareholders (including any solicitation of consents with respect to the call of a special meeting of shareholders) or conduct any other type of referendum (binding or non-binding) with respect to, or from the holders of Voting Securities, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in or in any way engage or assist any third party in any “solicitation” (as such term is defined under the Exchange Act) of any proxy, consent or other authority to vote or withhold from voting any Voting Securities;

(ii)  encourage, advise or influence any Person, or assist any third party in so encouraging, advising or influencing any Person, with respect to the giving or withholding of any proxy, consent or other authority to vote any Voting Securities or in conducting any type of referendum;

(iii)  form, join or in any way participate in a partnership, limited partnership, syndicate or “group” (as defined under Section 13(d) of the Exchange Act), with respect to the Voting Securities (other than a “group” that includes only other members of the Engaged Group), or otherwise support or participate in any effort by, or initiate any discussions or enter into any negotiations, arrangements or understandings with, a third party with respect to the matters set forth in this Section 2;

(iv)  (A) seek or encourage any Person to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company, (B) seek, encourage or take any other action with respect to the election or removal of any directors or with respect to the submission of any shareholder proposal or (C) otherwise acting alone or in concert with others, seek to exercise control over the management, strategies, governance or policies of the Company;

(v)  seek to call, or to request the call of, a special meeting of the Company’s shareholders, or present (or request to present) at any annual meeting or any special meeting of the Company’s shareholders or in connection with any action by written consent, any proposal for consideration for action by shareholders or propose (or request to propose) any nominee for election to the Board or seek representation on the Board or the removal of any member of the Board;

(vi)  grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for any annual meeting or special meeting of shareholders) or deposit any Voting Securities in a voting trust or subject them to a voting agreement or other arrangement of similar effect (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like);

(vii)  make any request under Section 21.218 of the Texas Business Organization Code or other applicable legal provisions regarding inspection of books and records or other materials (including stocklist materials);

(viii)  institute, solicit, assist or join as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions), other than to enforce the provisions of this Agreement;

(ix)  without the prior written approval of the Board, separately or in conjunction with any other Person in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, propose, suggest or recommend publicly or in a manner that the Engaged Group is required under applicable law, rule or regulation to disclose publicly or participate in, effect or seek to effect, any tender offer or exchange offer, merger, acquisition, business combination, reorganization, restructuring, recapitalization, sale or acquisition of assets, liquidation or dissolution involving the Company or any of its Affiliates or its or their securities or the assets or businesses of the Company or any of its Affiliates (collectively, an “Extraordinary Transaction”) or encourage, initiate or support any other third party in any such activity; provided,  however,  that nothing in this Section 2 shall be interpreted to prohibit the Engaged Group from proposing, suggesting or recommending any Extraordinary Transaction privately to the Company so long as the Engaged Group is not required to publicly disclose such activity under applicable law, rule or regulation.

(x)  tender or exchange any Voting Securities into any tender offer or in any exchange offer or vote any securities of the Company in favor of any Extraordinary Transaction; provided, however, that nothing in this clause (x) shall prevent an Investor from tendering or exchanging Voting Securities in, or voting in favor of, any Extraordinary Transaction that has been (and continues to be at the time of such tender, exchange or vote) approved or recommended by the Board, or voting against any Extraordinary Transaction that has not been (and continues not to be at the time of such tender, exchange or vote) approved and recommended by the Board;

(xi)  enter into any negotiations, agreements, arrangements or understandings with any third party with respect to the matters set forth in this Section 2;

(xii)  make or disclose any statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs or any of its securities or assets or this Agreement, that is inconsistent with the provisions of this Agreement, including any intent, purpose, plan or proposal that is conditioned on or would require any waiver, amendment, nullification or invalidation of any provision of this Agreement or take any action that could require the Company or the Investor to make any public disclosure relating to any such intent, purpose, plan, proposal or condition;

(xiii)  publicly request that the Company or any of its representatives release any Investor from, amend or waive any provision of this Agreement;

(xiv)  acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another Person or by joining a partnership, limited partnership, syndicate or other “group” (as defined under Section 13(d) of the Exchange Act), Beneficial Ownership of Voting Securities in an amount that would result in the Investors and their Affiliates and Associates having Beneficial Ownership in the aggregate of ten percent (10%) or more of the outstanding Voting Securities; or

(xv)  (A) enter into any discussions, negotiations, agreements or undertakings with any person with respect to the foregoing or advise, assist, encourage, (B) seek to persuade others to take any action with respect to any of the foregoing or (C) take any action that would cause or might reasonably lead to the Company to be required to make public disclosure regarding any of the foregoing.

(c)  At any meeting of shareholders of the Company occurring during the Restricted Period, each of the Investors agrees to appear in person or by proxy and to vote all of the Voting Securities it directly or indirectly Beneficially Owns (i) in favor of the election of the Company’s slate of director nominees and (ii) against any shareholder nominations for director that are not approved and recommended by the Board for election at such meeting.

(d)  As used in this Agreement:  (i) the term “Voting Securities” shall mean the Common Stock, and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, Common Stock or other securities, whether or not subject to the passage of time or other contingencies; (ii) the term “Beneficial Owner” shall have the same meaning as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a Person will also be deemed to beneficially own (A) all Voting Securities that such Person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, and (B) all Voting Securities in which such Person has any economic interest, including pursuant to a cash-settled call option or other derivative security (including swaps), contract or instrument in any way related to the price of any Voting Securities (and the terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings); (iii) the term “Person” or “Persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and (iv) the term “Triggering Event” shall mean that the Company publicly announces (A) that the Board has determined to make a major change in its strategy from its strategic plan described in the Company’s Q3-2016 earnings presentation filed as exhibit 99.1 on the Company’s Current Report on Form 8-K (File No. 001-10560) as filed with the SEC on October 21, 2016, (B) a material capital allocation decision affecting more than 5% of the Company’s capitalization that the Engaged Group has informed the Company it disagrees with, or (C) a quarterly earnings performance that is materially below the Company’s publicly announced guidance.

3.  Non-Disparagement.  During the Restricted Period, the Company, on the one hand, and each Investor, on the other hand, will each refrain from making, and will cause their respective Affiliates and Associates and its and their respective Representatives (as defined below) not to make, any statement or announcement that relates to or constitutes an ad hominem attack on, or that relates to and otherwise disparages, impugns or is reasonably likely to damage the reputation of, (a) in the case of statements or announcements by or on behalf of such Investor, the Company or any of its Affiliates or Associates or any of its or their respective officers, directors or employees or any person who has served as an officer, director or employee of the Company or any of its Affiliates or Associates and (b) in the case of statements or announcements by or on behalf of the Company, each Investor and its respective Affiliates and Associates and its and their respective principals, directors, officers, employees, members or general partners or any person who has served as such.  The foregoing will not prevent the making of any factual statement in any compelled testimony or the production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental authority with jurisdiction over the Party from whom information is sought.  For purposes of this Agreement, “Representatives”, with respect to each Party, shall mean such Party’s principals, directors, officers, employees, general partners, members, agents, representatives, attorneys and advisors acting at the direction or on behalf of such Party.

4.  Representations and Warranties of the Company.  The Company represents and warrants to the Engaged Group that:  (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto; (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company; (ii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound; or (iii) result in or constitute a change in control for purposes of any of the Company’s existing severance, compensation or change in control agreements and arrangements.

5.  Representations and Warranties of the Engaged Group.  Each member of the Engaged Group represents and warrants to the Company that:  (a) the authorized signatory of such member of the Engaged Group set forth on the signature page hereto has the power and authority to execute this Agreement and to bind it thereto; (b) this Agreement has been duly and validly authorized, executed and delivered by such member of the Engaged Group, constitutes a valid and binding obligation and agreement of such member of the Engaged Group and is enforceable against such member of the Engaged Group in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution, delivery and performance of this Agreement by such member of the Engaged Group do not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such member of the Engaged Group; (ii) require the approval of any owner or holder of any equity interest of such person, as applicable; or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member of the Engaged Group is a party or by which it is bound; and (d) as of the date of this Agreement, (i) the Engaged Group Beneficially Owns in the aggregate 2,428,221 shares of Common Stock and (ii) the Engaged Group does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Company or derivative or equity-linked positions therein.

6.  Press Release.  Neither the Company (and the Company shall cause each of its Affiliates, directors and officers not to) nor any member of the Engaged Group shall make or cause to be made any public announcement, disclosure or statement with respect to this Agreement or the actions contemplated hereby, except as required by law or the rules of any stock exchange or with the prior written consent of the other party.  The Company shall have an opportunity to review and comment upon any proposed Schedule 13D filing made by any member of the Engaged Group with respect to this Agreement prior to filing, and such member of the Engaged Group shall consider in good faith any changes proposed by the Company. The Engaged Group shall have an opportunity to review and comment upon any proposed Form 8-K or other public filing by the Company with respect to this Agreement prior to filing, and the Company shall consider in good faith any changes proposed by the Engaged Group.

7.  Specific Performance.  Each Investor, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Parties hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages).  It is accordingly agreed that each Investor, on the one hand, and the Company, on the other hand (the “Moving Party”), shall be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Parties hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.  Furthermore, each of the Parties hereto agrees to waive any bonding requirement under any applicable law in the case any other Party seeks to enforce the terms of this Agreement by way of equitable relief. This Section 7 is not the exclusive remedy for any violation of this Agreement.

8.  Expenses.  Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby; provided, however, that the Company shall reimburse the Engaged Group for the reasonable and documented fees and expenses incurred by the Engaged Group prior to the date hereof in connection with its investment in the Company in an amount not to exceed $463,615.89. Subject to receiving reasonable documentation, the reimbursement provided in this Section 8 shall be paid by the Company to the Engaged Group within 10 days of the date hereof.

9.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, void or unenforceable.  In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

10.  Notices.  Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by email, when such email is sent to the email address set forth below and the appropriate confirmation is received; or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same.  The addresses for such communications shall be:

If to the Company:

Benchmark Electronics, Inc.
3000 Technology Drive
Angleton, Texas 77515
Attention:  Scott R. Peterson

Email:

With copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, NY 10019
Attention:  Andrew Thompson

Email:

If to the Engaged Group:

Engaged Capital, LLC
610 Newport Center Drive, Suite 250
Newport Beach, California 92660

Attention:          Glenn Welling

Email:

With copies (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
65 East 55th Street
New York, NY 10022

Attention:          Steve Wolosky
Aneliya Crawford

Email:

11.  Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without reference to the conflict of laws principles thereof that would result in the application of the laws of another jurisdiction.  Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Parties hereto or their successors or assigns, shall be brought and determined exclusively in state or federal courts located in the State of Texas and any appellate court therefrom.  Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts.  Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason; (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

12.  Affiliates and Associates; Construction.  Each member of the Engaged Group agrees that it will cause its Affiliates and Associates to comply with the terms of this Agreement.  As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all Persons that at any time during the Restricted Period become Affiliates or Associates of any Person referred to in this Agreement.  The obligations of the members of the Engaged Group will be joint and several among such members.  Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The term “including” shall be deemed to mean “including without limitation” in all instances.

13.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties (including by means of electronic delivery).

14.  Entire Agreement; Amendment and Waiver; Successors and Assigns; Third-Party Beneficiaries.  This Agreement contains the entire understanding of the Parties hereto with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein.  No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Company and Engaged.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.  The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives and permitted assigns.  No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to any member of the Engaged Group, the prior written consent of the Company, and with respect to the Company, the prior written consent of Engaged.  This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other Persons.

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